EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 12th day of September, 2006 by, between and among KENNETH C. FISHER (hereinafter, the “Seller”), PEOPLE’S BANCORP, INC., a Maryland state chartered bank, (hereinafter the “Purchaser”) and FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC., a Maryland corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Seller is the owner of all of the issued and outstanding shares of capital stock of the Corporation; and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell all of the issued and outstanding shares of capital stock of the Corporation (the “Shares”) upon the terms and subject to the conditions set forth within this Agreement.

NOW, THEREFORE, in consideration of the premises, the payment of the purchase price, the mutual covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE SHARES

SECTION 1.01. Holder of Record of the Shares. The Seller is the owner of record of five (5) shares of stock of the Corporation (the “Shares”).

The Seller warrants and represents that the Shares set forth above constitute all of the issued and outstanding shares of capital stock of the Corporation; that all Stock Certificates previously issued by the Corporation other than those representing the Shares have been duly and properly cancelled by the Corporation, and no party other than the Seller, has or, to Seller’s knowledge, asserts an ownership interest respecting the stock of the Corporation.

ARTICLE 2

PURCHASE OF THE SHARES

SECTION 2.01. Closing Date. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Shares (the "Closing") will take place on or before December 31, 2006 at 4:00 p.m. (the "Closing Date") at the offices of the Corporation at 100 Talbot

Blvd, Chestertown, Maryland (the “Closing Agent”) or at a location in Kent County, Maryland as may be mutually agreed upon by the parties.

SECTION 2.02. Purchase and Sale of the Shares; Consideration. At the Closing, the Seller will sell, convey, transfer and deliver to the Purchaser, and the Purchaser will purchase and receive from the Seller, the Shares. The purchase price for the Shares will be One Million Dollars ($1,000,000.00) (the "Purchase Price"). The Purchase Price shall be paid at Closing in a lump sum from the Purchaser to the Seller to be made by certified check or wire transfer.

SECTION 2.03. Delivery of the Shares. At the Closing, the Seller will sell convey, transfer and deliver to the Purchaser, and the Purchaser will receive from the Seller, the Shares.

SECTION 2.04. Closing Deliveries.

(a) At the Closing, the Seller will deliver or cause to be delivered to the Purchaser:

(i) the stock certificates representing all of the Shares, together with duly executed and witnessed stock powers (in blank) attached thereto; and

(ii)  all of the instruments, documents and/or other materials required to be delivered under Articles 4 and 6 hereof.

(b) At the Closing, the Purchaser will deliver or cause to be delivered:

(i) to the Seller, the Purchase Price payable in the manner set forth with Section 2.02 above; and

(ii) all of the instruments required to be delivered under Articles 4 and 6 hereof.

SECTION 2.05. Assets Retained by Seller. All the personal property of the Seller on the premises of the Corporation and set forth on the attached Exhibit A shall be transferred to the Seller prior to the Closing.

ARTICLE 3

STUDY PERIOD

SECTION 3.01. Study Period. Purchaser shall have a period of sixty (60) days after execution and delivery of this Agreement by all parties (the "Study Period") to conduct a comprehensive investigation and evaluation of all aspects of the Corporation and its assets, including all financial records of the Corporation, in such scope and detail as may be required by the Purchaser, in Purchaser’s sole opinion and at Purchaser’s sole expense. Purchaser shall have the right to terminate this Agreement upon written notice delivered to Seller at any time during the Study Period if the Purchaser, in Purchaser’s sole discretion, determines that the purchase of the

Shares is not feasible, whereupon this Agreement shall terminate and neither party shall have any further rights, liabilities or obligations under this Agreement. In the event the Purchaser fails to so notify the Seller, at the conclusion of the Study Period, the terms and conditions of this Agreement shall continue in full force and effect and be biding upon the parties hereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Seller hereby represents and warrants to the Purchaser that, except as heretofore disclosed to the Purchaser:

SECTION 4.01. Organization and Qualification of the Corporation. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has the power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Within five (5) days following the execution of this Agreement, complete and correct copies of the Corporation's Articles of Incorporation and By-Laws, as amended to date, shall be delivered by Seller to the Purchaser, and such instruments, as so amended, are in full force and effect at the date hereof.

SECTION 4.02. Shares Free and Clear of Liens

(a) All of the issued and outstanding shares of the Corporation, are owned of record by the Seller as set forth within Section 1.01; and, unless otherwise previously disclosed to the Purchaser in writing, are free and clear of all liens, security interests, claims and encumbrances or other restrictions of any kind, and no shares are held in the Corporation's treasury. The Corporation does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase any capital stock or any capital stock or securities convertible into or exchangeable for any capital stock. The Corporation is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the Shares were validly issued and are fully paid and nonassessable.

(b) There are no agreements (oral or written) to which the Seller is a party involving the voting, transfer or sale of any of the Shares; and if any such agreement did exist at any time prior hereto, the same was properly terminated by unanimous action of the Seller and the Corporation.

SECTION 4.03. Authority Relative to Agreement. The Seller has the power, capacity and authority, and the Corporation has the corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated on his or its part hereby. The execution and delivery by the Corporation of this Agreement and the consummation of the transactions contemplated on its part have been authorized by its Board of Directors. No other corporate proceedings on the part of the Corporation are necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Corporation and the Seller and is a valid and binding agreement of each of the Corporation and the Seller, enforceable in accordance with its terms.

SECTION 4.04. No Breach; Consents. The negotiation, execution, delivery and performance of this Agreement by the Corporation and the Seller and the consummation of the transactions contemplated hereby (a) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge, encumbrance or other restriction upon the assets of the Corporation or require any authorization, consent, approval, exemption or other action by or notice to any third party under the provisions of the charters or by-laws of the Corporation or any license, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which the Corporation is a party or under which its properties are bound or to which the Seller is a party and which are not otherwise disclosed in this Agreement and (b) do not require any authorization, consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which the Seller or the Corporation is subject and which is not otherwise disclosed in this Agreement.

SECTION 4.05. Financial Statements. The Seller has previously delivered to the Purchaser true and complete copies of (i) the tax returns of the Corporation for 2005, 2004 and 2003 and (ii) copies of unaudited balance sheets and financial statements for the interim period ended August 31, 2006. To the best of the Seller's knowledge, such financial information fairly presents the financial condition and results of operations of the Corporation in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods presented.

SECTION 4.06. Accounts Receivable. The accounts receivable of the Corporation as of August 31, 2006, as shown on the attached Exhibit B, are outstanding and owed to the Corporation in the amounts there shown, and the same are shown on the books of the Corporation, after application of reserves for bad debts in accordance with generally accepted accounting principles consistently applied by the Corporation. There has been no material adverse change to the accounts receivable of the Corporation since the above date.

SECTION 4.07. Accounts Payable. The accounts payable of the Corporation as of August 31, 2006, as shown on the attached Exhibit C, are outstanding and owed by the Corporation in the amount shown there and the same are shown on the books of the Corporation in accordance with generally accepted accounting principals consistently applied by the Corporation. There has been no material change to the accounts payable of the Corporation since the above date.

SECTION 4.08. Bank Accounts. The Corporation has bank accounts at the following banking or financial institutions, which shall be maintained in the ordinary course of business until the date of the Closing:

Institution	Account #

[omitted]	_______________
[omitted]	_______________

SECTION 4.09. Absence of Debts and Liabilities. Other than those debts and obligations set forth upon Exhibit C hereto and those incurred in the ordinary course of business after the date of this Agreement and prior to Closing, the Corporation will have no debts, liabilities or obligations on the Closing Date hereof, whether accrued, absolute, liquidated or unliquidated. Unless set forth in writing upon the attached Exhibit D, neither the Corporation nor the Seller has any knowledge of any contingent debts, liabilities or obligations which may accrue to the Corporation after the Closing Date. The Seller or other appropriate officers of the Corporation shall insure that all ordinary operating liabilities and expenses which arise in the ordinary course of business of the Corporation up to the Closing Date are paid prior to Closing.

SECTION 4.010. Properties or Assets.

(a) The Corporation owns its real property in fee simple, and, except as previously disclosed, has placed no encumbrances on the Real Property. The Corporation makes no other representations regarding title to the Real Property.

(b) The Corporation has the full right to the use of its name, and of the names “FAM&M INC.” and “Dockmaster Yacht Insurance”. Neither the Corporation nor the Sellers has notice or is aware of any trademark, serviceman, or tradename of any other person or entity which infringes on, or is infringed by any trademark, serviceman or tradename of or used by the Corporation.

SECTION 4.11. Tax Matters.

To the best of Seller's knowledge, all tax returns and related information required to be filed by or on behalf of the Corporation prior to the date hereof have been prepared and filed in accordance with applicable law, and all taxes, interest, penalties, assessments or deficiencies that have become due pursuant to such returns or any assessments or otherwise have been paid in full. All such returns are true and correct in all material respects. There is no material unresolved claim concerning the Corporation's federal, state and local tax liabilities. True and complete copies of the Corporation's federal, state and local income tax returns for years 2005, 2004, and 2003 have been delivered to the Purchaser. There are no pending tax examinations nor tax claims asserted, and to the best of Sellers' knowledge there is no basis for any claim. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of the Corporation nor has the Corporation filed a consent under Section 341(f) of the Internal Revenue Code. The Corporation has withheld proper and accurate amounts from its employee payrolls for all periods in full and complete compliance with all tax withholding provisions (including, without limitation, income tax withholding, Social Security and unemployment taxes).

SECTION 4.12. Contracts and Commitments.

(a) Except as otherwise disclosed in the attached Exhibit E to this Agreement, the Corporation is not a party to any:

(i) pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred compensation or other "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or any contract with any labor union;

(ii) oral or written contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis, or agreement relating to loans to officers, directors or affiliates with the exception of the Revenue Sharing Agreements;

(iii) oral or written direct or indirect guarantee of any obligation;

(iv) lease or agreement under which it is lessee of or holds or operates any property, real or personal, owned by any other party;
(b) To the best of the Seller's knowledge, the Corporation has performed all obligations required to be performed by it under any agreement to which it is a party and is not in default under or in breach of nor in receipt of any claim of default or breach under any such agreement; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such agreement; neither the Corporation nor the Seller has any knowledge of any breach or anticipated breach, by the other parties to such agreements; and the Corporation is not a party to any contract or commitment for the purchase of any goods or services, other than those contracts or commitments listed upon Exhibit E.

SECTION 4.13. Litigation, Etc. There are no uninsured actions, suits, proceedings, orders, investigations or claims pending or threatened against the Corporation at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, or any arbitration proceedings pending under collective bargaining agreements or otherwise, or which seek to prohibit, restrict or delay the consummation of transactions contemplated hereby or to limit in any manner the right of the Purchaser to control the Corporation or any material aspect of the business of the Corporation after the Closing Date.

SECTION 4.14. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement (oral or written) binding upon the Corporation or the Seller.

SECTION 4.15. Insurance. The Seller has given, or will within five (5) days following the execution of this Agreement give, to Purchaser a copy of each insurance policy maintained with respect to the Corporation's properties, assets and business, and each such policy is in full force and effect.

SECTION 4.16. Compliance with Laws. To the best of the knowledge of the Seller, the Corporation is not in violation of any law, County Code provision, City or Municipal ordinance or any regulation or requirement which might be expected to have a material adverse effect upon its financial condition, operating results or business prospects, and the Corporation has not received notice of any such violation.

SECTION 4.17. Employees. As of the Closing Date, all of the employees of the Corporation shall continue to be employees of the Corporation.

SECTION 4.18. Execution of Documents. The Seller, individually and/or in his capacity as a director and officer of the Corporation will at any time or from time to time after the date of this Agreement (including after Closing) execute whatever minutes of meetings or other instruments and will take whatever reasonable action Purchaser may deem necessary or desirable (and which the Seller may lawfully do) to carry out the intent and purposes of the transactions contemplated by this Agreement. The Seller shall also use his best efforts to obtain the cooperation of all other present and previous directors of the Corporation to execute such documents and take such actions in accordance with the foregoing. Purchaser shall be solely responsible to pay all costs and expenses associated with the preparation of such documents.

SECTION 4.19. Minute Books. The Corporation's minute books are in good order, accurate, up to date and with all necessary signatures, and set forth the Corporation's Articles of Incorporation and By-laws, as amended.

SECTION 4.20. Stock Records. The stock transfer books and stock ledgers of the Corporation are in good order, complete, accurate, up to date and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered, and include duplicate certificates. No transfer has been made without surrender of the proper certificate to the Corporation, duly endorsed and the Corporation has cancelled and retained such certificates in its stock records. The Seller shall within five (5) days following the execution of this Agreement make the Corporation Stock Records available to the Purchaser for inspection and copying.

SECTION 4.21. Effective Date of Warranties, Representations and Covenants. Each warranty, representation, and covenant set forth in this Article 4 shall be deemed to be made on and as of and speak on and as of the date hereof and as of the Closing (except as otherwise specifically provided herein). Prior to the Closing, the Seller and the Corporation will revise counterparts of each Exhibit hereto so that such Exhibit shall, at the Closing, reflect any material fact affecting such Exhibit occurring after the date hereof and prior to the Closing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As a material inducement to the Seller to enter into and perform their obligations under this Agreement, the Purchaser represents and warrants to the Seller that:

SECTION 5.01. No Breach; Consents. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby (a) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a Violation of, result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Purchaser under, or require any authorization, consent, approval, exemption or other action by or notice to any third party under the provisions of or any license, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which the Purchaser are a party and (b) do not require any authorization, consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which the Purchasers are subject except as hereinafter disclosed.

SECTION 5.02. Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any manner the right of the Purchaser to control the Corporation or any material aspect of the business of the Corporation after the Closing Date, and there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding against the Purchaser having, or which the Purchaser believe may in the future have, any such effect.

SECTION 5.03. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

SECTION 5.04. Purchase for Investment. The Purchaser is acquiring the Shares for the Purchaser’s own account for investment and not with a view to the public sale or distribution thereof.

SECTION 5.05. Funds. At Closing, the Purchaser will have funds sufficient to pay the Purchase Price as required hereunder.

ARTICLE 6

CLOSING CONDITIONS

SECTION 6.01. Closing Conditions Relating to the Purchaser. The obligation of the Purchasers to consummate the purchase of the Shares will be subject to the satisfaction of the following conditions:

(a) Deliveries. At the Closing, the Purchaser will deliver, or cause to be delivered to the Seller copies of all necessary governmental consents that are required in order to consummate the transactions contemplated by this Agreement. At the Closing, the Seller will deliver or cause to be delivered to the Purchaser copies of all necessary third party consents, contracts, agreements with all the insurance companies that existed as of August 31, 2006. Any loss of contract subsequent to August 31, 2006, that the Purchaser does not find satisfactory, will allow the Purchaser to void this agreement and to recover all monies paid down.

(b) No Injunction. The consummation of the transactions contemplated hereby shall not be enjoined by any court of competent jurisdiction and no proceeding seeking such an injunction shall be threatened or pending.

(c) Assets, Books and Records. The Corporation shall have made available to and shall at Closing deliver to the Purchaser all of its books and records, including minute books, stock transfer records, assets and other materials and items relating to the Corporation and its business and affairs.

(d) Release of Personal Guaranties. At the Closing, the Purchaser shall deliver, or cause to be delivered to the Purchaser, such releases of the Seller’s personal guaranties of the obligations of the Corporation, in a form satisfactory to the Seller and his attorney.

(e) Employment Agreement for Seller. At the Closing, the Purchaser and the Corporation shall cause to be executed and delivered unto the Seller a written Employment Agreement in the form and with the terms and conditions set forth in the attached Exhibit F.

Any condition specified in this Section 6.01 may be waived by the Purchaser; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Purchaser; and provided further that such waiver shall also constitute a waiver of any right to damages, indemnity or otherwise in respect of the subject matter thereof.

ARTICLE 7

INDEMNIFICATION

SECTION 7.01. Indemnification by the Seller. From and after the Closing Date, the Seller shall defend, indemnify and hold harmless the Purchaser for, from and against all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, judgments and expenses, including, without limitation, interest, penalties, reasonable attorney’s fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses, imposed on, asserted against or incurred by the Purchaser or the Corporation, and not covered by insurance, based upon, arising out of, or resulting from, directly or indirectly, (i) the inaccuracy or untruth of any or the representations of warranties made by the Seller pursuant to this Agreement, or (ii) the breach by the Seller of any of the agreements or covenants made by the Seller in this Agreement.

SECTION 7.02. Indemnification by the Purchaser and the Corporation. From the after the Closing Date, the Purchaser and the Corporation shall defend, indemnify and hold harmless the Seller for, from the against all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, judgments and expenses, including, without limitation, interest, penalties, reasonable attorney’s fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses, imposed on, asserted against or incurred by the Seller, and not covered by insurance, based upon, arising out of, or resulting from, directly or indirectly, (i) the inaccuracy or untruth of any or the representations or warranties made by the Purchaser pursuant to this Agreement or in any certificate, document or instrument executed and delivered by Buyer in connection with this Agreement, (ii) the breach by the Buyer of any of the agreements or covenants made by the Buyer in this Agreement or any of the agreements identified in this Agreement, or (iii) the obligations of the Corporation for which the Seller has at any time prior to the Closing been obligated to guarantee on behalf of the Corporation.

ARTICLE 8

POST-CLOSING AGREEMENTS

SECTION 8.01. Further Assurances. The Seller shall, at any time and from time to time on and after the Closing Date, upon request by the Purchaser and without further consideration, take such actions or cause others to do so, and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all transfers, conveyances, powers of attorney and assurances, as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming to the Purchaser, or its successors and assigns, or for aiding and assisting in collecting or reducing to possession, the Shares, and any or all of the Seller’s obligations under this Agreement.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01. Survival. The representations and warranties of the parties herein shall survive Closing.

SECTION 9.02. Remedies. If either party shall breach its obligations or agreements hereunder, without breach by the other party hereto, the non-breaching party shall have the right to all remedies available at law and in equity, including without limitation, the right to specific performance. However, in no event shall the officers, directors, stockholders, employees, agents and other representatives of the Purchasers have any obligation or liability under this Agreement or any of the transactions contemplated hereby.

SECTION 9.03. Expenses. Each party will pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

SECTION 9.04. Amendments and Waivers. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 9.05. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by hand or by registered mail, return receipt requested, addressed as follows:

If to the Purchaser or, after the Closing, to the Corporation:

c/o Thomas Stevenson
PO Box 210
Chestertown, MD 21620

with a copy to:

Alexander P. Rasin, III, Esq.
PO Box 228
Chestertown, MD 21620

If to the Seller or, prior to the Closing, to the Corporation:

c/o Kenneth C. Fisher
PO Box 508
Chestertown, MD 21620

with a copy to:

James S. Maffitt, Esquire
Miles & Stockbridge
101 Bay Street
Easton, Maryland 21601

Any party hereto may specify in writing a different address for such purpose by notice to the other parties.

SECTION 9.06. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Purchaser may not assign all or part of its right, title and interest herein to any liability companies, corporations or other entities designated and established by or at Purchaser’s direction unless Seller approves the assignee in a signed writing, which approval will not be unreasonably withheld.

SECTION 9.07. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement unless the consummation of the transaction contemplated hereby is adversely affected thereby.

SECTION 9.08. Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

SECTION 9.09. No Third-Party Beneficiaries. This Agreement shall be for the benefit only of the parties hereto, and their respective successors and assigns.

SECTION 9.10. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the internal laws, not the law of conflicts, of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have signed their names and set their seals on the date first above written.

WITNESS:	SELLER:

		/s/ Kenneth C. Fisher	(SEAL)
Kenneth C. Fisher

PURCHASER:

PEOPLE’S BANCORP, INC.

	BY:	/s/ Thomas Stevenson	(SEAL)
Thomas Stevenson, President

COMPANY:

FLEETWOOD, ATHEY, MACBETH & MCCOWN, INC.

	BY:	/s/ Kenneth C. Fisher	(SEAL)
Kenneth C. Fisher, President

EXHIBITS

Pursuant to Item 601(b)(2) of Regulation S-K, the following Exhibits have been omitted:

Exhibit A: Seller’s assets to be retained by Seller
Exhibit B: Accounts receivable as of August 31, 2006
Exhibit C: Accounts payable as of August 31, 2006
Exhibit D: Debts and other obligations that may accrue after closing
Exhibit E: Employee benefit plans

Peoples Bancorp, Inc. will furnish copies of such exhibits to the Securities and Exchange Commission upon request.

Exhibit F: Employment Agreement with Kenneth C. Fisher will be filed by amendment.